Exhibit 10.2

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission.  Confidential portions are marked [**].

FIRST AMENDMENT TO CO-DEVELOPMENT AND OPTION AGREEMENT

Between

Icahn School of Medicine at Mount Sinai
a nonprofit education corporation organized and existing under the laws of the State of New York, having a principal place of business of One Gustave L. Levy Place, New York, New York 10029 (hereinafter, “Mount Sinai”)

and

LifeMap Solutions, Inc.

a corporation organized and existing under the laws of Delaware, having a place of business at 1301 Bay Harbor Parkway, Suite 100, Alameda, CA 94502
(hereinafter, “LifeMap”)

WHEREAS:

(A)	Mount Sinai and LifeMap are parties to a certain Co-development and Option Agreement dated May 1, 2014 (“the Co-development and Option Agreement”);

(B)	Mount Sinai and LifeMap wish to extend the timeframe for negotiating and entering into a definitive license agreement in accordance with Exhibit E of the Co-development and Option Agreement;

(C)	Mount Sinai and LifeMap wish to add Attachment A-1 defining a specific project undertaken to fulfill the Development Activities, as defined in the Co-development and Option Agreement;

(D)	Mount Sinai and LifeMap wish to update Attachment D with specific Mount Sinai Background Intellectual Property, and terms and conditions relating thereto, to be utilized as part of the Development Activities;

(E)	Mount Sinai and LifeMap wish to amend the Field of Use definition in the Co-development and Option Agreement and clauses related thereto;.and

(F)	Mount Sinai and LifeMap wish to amend Clause 6.1 of the Co-development and Option Agreement to include Developed Intellectual Property in the license grant.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Capitalised terms in this Amendment that are defined in the Co-development and Option Agreement shall have the same meaning attributed to them therein, unless otherwise defined in this Amendment.

2.	The preamble hereto shall form an integral part of this Amendment.

3.	The Co-development and Option Agreement and this Amendment shall be read as one and shall represent the complete current understanding between the parties with respect to the subject matters hereof.

4.	Subject only to the modifications contained herein, the provisions of the Co-development and Option Agreement shall remain unaltered and in full force and effect.

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

Definitions

5.	It is hereby agreed that, as of the date of full execution hereof, Clause 1.7 shall read in its entirety as follows:

“Development Activities means the collaborative research and co-development program described in Attachments A and A-1 to this Agreement, which are hereby incorporated into and made a part of this Agreement.”

Expansion of the Option Term

6.	It is hereby agreed that, as of the date of full execution hereof, the last sentence in Clause 7.1 of the Co-development and Option Agreement shall be replaced with:

“The Parties agree that they will use good faith efforts to begin negotiations on a license, as discussed above, within sixty (60) days of the Effective Date, and shall use reasonable efforts to agree on a form of license, based substantially on the terms attached hereto as Attachment E, on or before [**].”

7.	It is hereby agreed that, as of the date of full execution hereof, the first sentence in Clause 7.2 of the Co-development and Option Agreement shall be replaced with:

“If LifeMap and Mount Sinai fail to execute a license agreement [**], or such additional time period as the Parties shall reasonably agree in writing, either Party may initiate a mediation process through which the Parties shall endeavor to arrive at a mutually agreeable license agreement in accordance with the provisions set forth in Attachment E, with the assistance of a sole mediator to be agreed upon by the Parties, or if the Parties are unable to agree on a mediator, one shall be appointed by the American Arbitration Association, or other similar association mutually agreed upon.”

Attachment A-1

8.	It is hereby agreed that, as of the date of full execution hereof, the following is added as Attachment A-1 of the Co-development and Option Agreement:

“As part of the Development Activities, the Parties have undertaken a project to demonstrate the potential feasibility of using a smartphone application for improving clinical asthma management (“Asthma App”), and such project may include a clinical study approved by the Mount Sinai IRB to be conducted by Mount Sinai researchers and/or clinicians. The Asthma App will include educational materials and is meant to educate patients about asthma, treatments, and the importance of adherence and will include reminders to patients to take their medications and will monitor adherence. It will assess the patient's disease condition at intake and at monthly intervals over six (6) months using a quality of life questionnaire.  The Asthma App is intended for clinical research use only and will be given away for free in the Apple Store and is intended to pioneer a new approach to performing clinical studies on a very large scale at low cost by leveraging the power of mobile applications for cost-effective patient recruiting, e-consenting, and study participation.  This project is part of a relationship with Apple, Inc. and the Parties have entered into a three-party Framework and Source Code License Agreement by and between Mount Sinai, LifeMap, and Apple, Inc. effective February 16, 2015 whereby the Parties provide Apple, Inc with specifications to build an iOS application layer focused on asthma and Apple, Inc provides the Parties with access to a third-party coding contractor and access to Apple Inc.’s proprietary framework(s) of health and fitness research-related application programming interfaces for the iOS operating system and proprietary, content-neutral implementation software.  The Parties acknowledge and agree that the posting of the Asthma App in the Apple Store for the purposes of clinical research in accordance with the project described in this Attachment A-1 does not constitute commercial use and LifeMap does not require a commercial license in accordance with Exhibit E to Mount Sinai’s interest in and to the Asthma App for such clinical research.  Notwithstanding the foregoing, the Parties acknowledge and agree that any use other than the foregoing of the Asthma App by LifeMap would require such commercial license to Mount Sinai’s interest in and to the Asthma App.”

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

Attachment D

9.	It is hereby agreed that, as of the date of full execution hereof, the following is added to Exhibit D of the Co-development and Option Agreement:

“The Parties hereby add the following as Mount Sinai Background Intellectual Property:

“Educational videos about asthma and asthma inhalers licensed to LifeMap (“Licensed Content”) by the MS/NJH Administrative Services, LLC in accordance with the Non-Exclusive License Agreement by and between LifeMap and MS/NJH Administrative Services, LLC, effective March 6, 2015.  The Parties acknowledge and agree that such Licensed Content is solely intended for use in the Development Activities outlined in Attachment A-1.  The Parties further acknowledge and agree that such Licensed Content is separate from the class of Mount Sinai Background Intellectual Property for which LifeMap is granted an option to license in accordance with Section 7.1 and Attachment E.  Should LifeMap desire additional rights, including commercial use, in and to the Licensed Content, such license shall be negotiated at the discretion of the MS/NJH Administrative Services, LLC and shall be subject to its own terms and conditions independent of those outlined in Attachment E.”

Amendment of the Field of Use

10.	It is hereby agreed that, as of the date of full execution hereof, Clause 1.12 of the Co-development and Option Agreement, shall be replaced by the following:

“Field of Use means (i) Consumer applications (including, for clarity, Internet, Web-based, mobile user and Mobile User Applications, databases and software products), based on interpretation and/or presentation of Wide Scale Health Related Information; and (ii) Consumer and/or research applications (including, for clarity, Internet, Web-based, mobile user and Mobile User Applications, databases and software products) that utilize clinical data and other information of individuals relating to human disease, health and/or wellness for monitoring and maintenance of Asthma and Chronic Obstructive Pulmonary Disease.”

11.	It is hereby agreed that, as of the date of full execution hereof, in Attachment E of the Co-development and Option Agreement, the first paragraph of the Field of Use definition shall be replaced with:

“Consumer applications (including, for clarity, Internet, Web-based, mobile user and Mobile User Applications, databases and software products), based (i) on interpretation and/or presentation of Wide Scale Health Related Information; and (ii) Consumer and/or research applications (including, for clarity, Internet, Web-based, mobile user and Mobile User Applications, databases and software products) that utilize clinical data and other information of individuals relating to human disease, health and/or wellness for monitoring and maintenance of Asthma and Chronic Obstructive Pulmonary Disease. Wide Scale Health Related Information is defined as one or more components of genetic information, clinical data and other information of individuals relating to human disease, health and/or wellness, in which the genetic information component (if such component is available) [**].  As an example:”

12.	It is hereby agreed that, as of the date of full execution hereof, Clause 7.4 of the Co-development and Option Agreement shall be replaced in its entirety by the following:

“During the term hereof, neither Mount Sinai nor any Affiliate of Mount Sinai will knowingly enter into any agreement with a commercial third party with respect to activities that are within the Field of Use defined in Section 1.12 (i) where such agreement would commit a Committed Participant to participate in such activities; provided, however ,that the Parties acknowledge and agree that a Committed Participant can recuse him/herself from the Development Activities at any time during the term hereof.  The Parties further acknowledge and agree that following such recusal, Mount Sinai is free to enter into any agreement with a commercial third party with respect to activities that are within the Field of Use defined in Section 1.12 (i) where such agreement commits the recused Committed Participant to participate in such activities; provided that the recused Committed Participant will not utilize the Results in part or in whole for activities in the Field of Use defined in Section 1.12 (i) with any commercial third party other than as may permitted under the definitive license agreement in accordance with Attachment E.”

Amendment to Clause 6.1

13.	It is hereby agreed that, as of the date of full execution hereof, Clause 6.1 of the Co-development and Option Agreement, shall be replaced by the following:

Each Party hereby grants the other Party a world-wide, royalty-free, non-exclusive, non-sublicenseable (except to Affiliates) license, during the term of this Agreement, to use such Party’s Developed Intellectual Property and Background Intellectual Property, as listed in Attachment D, as may be amended in a writing executed by the Parties from time to time, solely to the extent necessary to undertake the Development Activities

SIGNATURES TO FOLLOW

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the dates indicated below.

For ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI		for LIFEMAP SOLUTIONS, INC.
Signature	s/ Sybil Lombillo	Signature	s/Kenneth Elsner
Name	Sybil Lombillo, Ph.D., J.D.	Name	Kenneth Elsner
Title	Director, Intellectual Property and Asset Development	Title	CFO

	March 7, 2015		3/7/15

READ AND ACKNOWLEDGED:

s/Eric Schadt
Eric Schadt